Sigma Labs Reports Second Quarter 2018 Financial Results

Conference Call to Be Held Today at 4:30pm Eastern Time

SANTA FE, N.M. – August 14, 2018 – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs,” we,” “our” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced financial results for the three months ended June 30, 2018 and provided an overview of recent accomplishments.

Second Quarter 2018 and Recent Business Highlights

●	June 2018 – Announced the closing of a public offering for gross proceeds of $2,390,000.

●	May 2018 – Sigma labs demonstrated proof of concept for closed loop quality control during metal additive manufacturing.

●	May 2018 - Sigma Labs allowed a US patent entitled “Method and System for Monitoring Additive Manufacturing Processes.”

●	May 2018 – Sigma Labs expanded its business development in Europe by hiring its first employee in Europe.

●	April 2018 – Sigma Labs completed a $1.0 Million private placement financing.

●	April 2018 – Sigma Labs participated in two significant industry events including The Additive Manufacturing Users Group (AMUG) Conference and Exhibition in St. Louis, MO (http://www.amug.com) and The Rapid 2018 Conference in Fort Worth, TX (http://www.rapid3devent.com).

“We had an active quarter of strength building as we continued to transform ourselves from an R&D company with a high potential R&D product into a commercialization company with reliable high-performance market-ready products to sell. During the quarter we announced successful demonstration of Closed Loop Control capability while also strongly bolstering our balance sheet,” commented John Rice, Chairman and CEO of Sigma Labs. “In the course of the past 9 months, Sigma recruited additional expert personnel to balance our required skillsets, implemented new business processes in product development and customer service, and step by step, set out to elevate our lab-ready hardware and software products into robust commercial equipment ready to deploy into high quality production settings. I am proud of what we have achieved so far in 2018 internally strengthening Sigma’s product, operations, and balance sheet. Now, going forward we must flow our product effectively into the marketplace.”

Second Quarter 2018 Financial Results

In the second quarter of 2018, we recognized revenue of $98,663 compared to $290,553 during the same period of 2017.

Sigma’s total operating expenses for the second quarter of 2018 were $1,422,511 compared to $1,108,234 for the same period of 2017. The most significant of our operating expenses is personnel costs, comprised of payroll and stock-based compensation expense. Payroll costs in the second quarter of 2018 were $426,049 compared to $346,994 for the same period in 2017 or 30% and 31% of total operating expenses for the period, respectively. The total payroll costs increase of $79,055 resulted primarily from the strategic addition of six employees since the second quarter of 2017 as we continue the concentrated acceleration of technology development and expand into the European 3D manufacturing market. Stock-based compensation for the second quarter of 2018 was $423,067 compared to $166,773 for the same period in 2017. The $256,294 increase resulted primarily from the issuance of stock options to our Chief Executive Officer in the second quarter of 2018, $61,651 of additional stock options vesting expense related to the options issued to our President and Chief Technology Officer, and the amortization of an additional $72,494 in Board of Director stock compensation cost in that same 2018 period.

During the three months ended June 30, 2018, Sigma incurred research and development expenditures of $95,045 compared to $131,908 in the same period of 2017. The $36,863 decrease in these expenditures resulted primarily from a reduction in the amount of third party consulting utilized in Sigma’s Inspect 2.0 software and contour hardware development between the two periods.

Sigma’s total net loss for the second quarter of 2018 was $1, 388,804 as compared to $988,741 for the second quarter of 2017, a $572,563 increase with operating income contributing $400,063 to the increased loss and increased other income and expense offsetting it by $63,260.

During the six months ended June 30, 2018, we recognized revenue of $202,078 compared to $405,076 of revenue recognized during the same period of 2017. The primary contributors to the $202,998 reduction were revenue decreases of $134,473 from the DARPA and Aerojet government programs and $130,561 in new system sales, partially offset by increased net other revenue in the 2018, primarily, $58,631 of contract AM service sales.

Payroll costs for the six months ended June 30, 2018 were $824,706 compared to $785,204 for the same period in 2017. The $39,502 increase resulted primarily from the earlier mentioned addition of six employees since the end of the second quarter of 2017.

During the six months ended June 30, 2018, Sigma incurred research and development expenditures of $217,022 compared to $186,413 in the same period of 2017. The $30,609 increase in these expenditures during the first six months of 2018 resulted primarily from the purchase of multiple upgraded servers and various pieces of specialized equipment as part of our continued concentrated acceleration of technology development.

Sigma’s net loss for the six months ended June 30, 2018 totaled $2,559,680 as compared to $1,815,373 for the same period of 2017, a $744,307 increase with operating income contributing $644,338 and other income and expense contributing $99,969.

Liquidity and Capital Resources

As of June 30, 2018, we had $3,519,637 in cash and had a working capital surplus of $3,320,502, as compared with $1,515,674 in cash and a working capital surplus of $2,273,801 as of December 31, 2017.

Investor Conference Call

Management will host a conference call on Tuesday, August 14, 2018 at 4:30pm to review financial results and corporate highlights. Following management’s formal remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 1-844-802-2441 and International callers should call 1-412-317-5134. All callers should ask for the Sigma Labs conference call. The conference call will also be available through a live webcast at www.sigmalabsinc.com. Details for the webcast may be found on the Company’s IR events page at: http://client.irwebkit.com/sigmalabsinc/events.

A replay of the call will be available approximately one hour after the end of the call through September 15, 2018. The replay can be accessed via Sigma Labs’ website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international) or Canada Toll Free at 855-669-9658. The replay conference ID number is 10123080. The webcast replay will be available through November 14, 2018.

About Sigma Labs, Inc.

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on April 17, 2018 and which may be viewed at http://www.sec.gov.

Investor Relations Contact:

Bret Shapiro

Managing Director

CORE IR

561-479-8566

brets@coreir.com

Sigma Labs, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash	$3,519,637	$1,515,674
Accounts Receivable, net	63,510	104,538
Note Receivable, net	118,164	788,500
Inventory	145,605	192,705
Prepaid Assets	64,891	55,278
Total Current Assets	3,911,807	2,656,695

Other Assets:
Property and Equipment, net	358,686	411,643
Intangible Assets, net	317,161	294,396
Investment in Joint Venture	500	500
Prepaid Stock Compensation	130,965	31,576
Total Other Assets	807,312	738,115

TOTAL ASSETS	$4,719,119	$3,394,810

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$288,379	$100,884
Dividends Payable	15,125	-
Notes Payable	50,000	100,000
Deferred Revenue	69,706	35,680
Accrued Expenses	168,095	146,330
Total Current Liabilities	591,305	382,894

TOTAL LIABILITIES	591,305	382,894

Commitments & Contingencies

Stockholders’ Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; 350 and 0 shares issued and outstanding, respectively	-	-
Common Stock, $0.001 par; 15,000,000 shares authorized; 8,248,729 and 4,978,929 issued and outstanding, respectively	8,249	4,979
Additional Paid-In Capital	20,879,827	17,192,394
Accumulated Deficit	(16,760,262)	(14,185,457)
Total Stockholders’ Equity	4,127,814	3,011,916

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,719,119	$3,394,810

Sigma Labs, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

REVENUES	$98,663	$290,553	$202,078	$405,076

COST OF REVENUE	68,568	111,412	142,363	185,946

GROSS PROFIT	30,095	179,141	59,715	219,130

OPERATING EXPENSES:
Salaries & Benefits	426,049	346,994	824,706	785,204
Stock-Based Compensation	423,067	166,773	584,589	306,405
Operating R&D Costs	95,045	131,908	217,022	186,413
Investor & Public Relations	103,197	131,780	283,596	243,913
Legal & Professional Service Fees	177,929	189,856	316,352	289,494
Office Expenses	110,936	64,739	206,042	148,944
Depreciation & Amortization	48,253	45,503	95,574	91,651
Other Operating Expenses	38,035	30,681	71,760	62,692
Total Operating Expenses	1,422,511	1,108,234	2,599,641	2,114,717

LOSS FROM OPERATIONS	(1,392,416)	(929,093)	(2,539,926)	(1,895,587)

OTHER INCOME (EXPENSE)
Interest Income	3,719	12,598	17,086	12,941
State Incentives	-	-	-	152,068
Change in fair value of derivative liabilities	-	-	-	93,206
Exchange Rate Gain	1,304	-	1,304	-
Interest Expense	(1,411)	(49,862)	(1,411)	(99,178)
Debt discount amortization	-	(22,382)	(36,733)	(22,382)
Loss on Disposal of Assets	-	-		(56,441)
Total Other Income (Expense)	3,612	(59,646)	(19,754)	80,214

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,388,804)	(988,741)	(2,559,680)	(1,815,373)

Provision for income Taxes	-	-	-	-

Net Loss	$(1,388,804)	$(988,741)	$(2,559,680)	$(1,815,373)

Net Loss per Common Share – Basic and Diluted	$(0.25)	$(0.22)	$(0.48)	$(0.43)

Weighted Average Number of Shares Outstanding – Basic and Diluted	5,572,015	4,570,199	5,286,362	4,207,116

Sigma Labs, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30, 2018	June 30, 2017
OPERATING ACTIVITIES
Net Loss	$(2,559,680)	$(1,815,373)
Adjustments to reconcile Net Loss to Net Cash used in operating activities:
Noncash Expenses:
Depreciation and Amortization	95,574	91,651
Stock Based Compensation	594,915	307,445
Loss on Write-off of Asset	36,733	-
(Gain) on Change in Derivative Balance	-	(93,206)
Original Issue Discount Amortization	-	49,589
Debt Discount Amortization	-	56,441
Change in assets and liabilities:
Accounts Receivable	41,028	52,769
Interest Receivable	38,139	-
Inventory	47,100	(40,586)
Prepaid Assets	(9,613)	(1,120)
Accounts Payable	187,495	25,430
Deferred Revenue	34,026	35,680
Accrued Expenses	21,764	40,220
NET CASH USED IN OPERATING ACTIVITIES	(1,472,519)	(1,291,060)

INVESTING ACTIVITIES
Purchase of Property and Equipment	(41,968)	(11,380)
Purchase of Intangible Assets	(60,147)	(22,054)
Advance of Funds for Note Receivable	-	(762,034)
Proceeds from Note Receivable	632,197	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	530,082	(795,468)

FINANCING ACTIVITIES
Proceeds from issuance of Series B Convertible Preferred & Warrants	1,000,000	-
Proceeds from issuance of Series C Convertible Preferred & Warrants	350,000	-
Gross Proceeds from issuance of Common Stock and Warrants	2,040,100	5,823,300
Offering Costs Paid	(443,700)	(750,664)
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,946,400	5,072,636

NET CHANGE IN CASH FOR PERIOD	2,003,963	2,986,108

CASH AT BEGINNING OF PERIOD	1,515,674	398,391

CASH AT END OF PERIOD	$3,519,637	$3,384,499

Supplemental Disclosures:
Noncash investing & financing activities disclosure:
Conversion of Convertible Debt for Stock	$(50,000)	$-
Other noncash operating activities disclosure:
Issuance of Common Stock for services	$252,264	$51,408
Disclosure of cash paid for:
Interest	$8,761	$50,418
Income Taxes	$-	$-